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                                                                EXHIBIT 99.3



                                U. S. BANCORP
                     SPECIAL MEETING, OCTOBER 3, 1995


This Voting Directive is Solicited on Behalf of the Board of Directors

The undersigned participant in the U. S. Bancorp Employee Investment Plan ("Plan") hereby directs the Trustee to vote all shares held in the participant's account under the Plan at the special meeting of shareholders of
U. S. Bancorp on October 3, 1995, or any adjournment thereof, with respect to the following:


PROPOSAL 1.

To approve and adopt the Agreement and Plan of Merger, dated May 5, 1995, between U. S. Bancorp and West One Bancorp, and the consummation of the transactions contemplated thereby.

          [  ]  FOR          [  ]  AGAINST          [  ]  ABSTAIN

This directive when properly executed will be voted in the manner directed herein by the undersigned participant. IF THIS PROXY DIRECTIVE IS SIGNED, DATED AND RETURNED, BUT NO BOX IS CHECKED, THIS DIRECTIVE WILL BE VOTED FOR PROPOSAL 1.


                                               Dated:                , 1995
                                                      ---------------


                                               ----------------------------
                                                 Signature of Participant
                                               (Please sign exactly as name
                                               appears below)




                           PLEASE MARK, SIGN, DATE,
                           AND RETURN THE DIRECTIVE
                         BY SEPTEMBER 29, 1995, USING
                            THE ENCLOSED ENVELOPE


Total Number of Shares: